EXHIBIT 10.1

DATED 30 March 2004

HBI SALES PRIVATE LIMITED

(1)

ZACAN HOLDINGS PROPRIETARY LIMITED

(2)

ICT/EUROPETEC LIMITED

 (3)

MIR TECHNOLOGIES LLC

(4)

- and -

PLAYBOX LIMITED

 (5)

AGENCY EXPLOITATION AGREEMENT
for the commercial exploitation
of the Playbox Technology

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THIS AGENCY AGREEMENT is made the 30th day of March 2004

BETWEEN :

(1)	HBI SALES PRIVATE LIMITED a company registered in Asia whose registered office is situate at 204A Mittal Towers, 6 M.G. Road, Bangalore 560 001, India ("the First Licensor ");

(2)	ZACAN HOLDINGS PROPRIETARY LIMITED a company registered in Australia whose registered office is situate at Level 5, 49 Market Street, Sydney, New South Wales, Australia ("the Second Licensor");

(3)	ICT/EUROPETEC LIMITED a company registered in England and Wales whose registered office is situate at 4 Bedford Row, London WC1R 4DF ("the Third Licensor");

(4)

MIR TECHNOLOGIES LLC a company registered in the United States whose registered office is situate at Agents and Corporations Inc., 1201 Orange Street, Suite 600, City of Wilmington, New Castle County, Delaware 19801, United States ("the Fourth Licensor") and

(5)	PLAYBOX MEDIA LIMITED (a limited company registered in England and Wales) whose registered office is situated at 27 New Bond Street, London W1S 2RH (“the Agent").

WHEREAS

RECITALS

1.

The First Licensor entered into a Licence Agreement with PlayBox Inc. on the 12th September 2003 by which it was granted a licence to use, deal with and generally exploit the Rights (but not to sell, lease or otherwise dispose of the same) in the Territory defined as Asia.

2.

The Second Licensor entered into a Licence Agreement with PlayBox Inc. on the 12th September 2003 by which it was granted a licence to use, deal with and generally exploit the Rights (but not to sell, lease or otherwise dispose of the same) in the Territory defined as Australia.

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3.

The Third Licensor entered into a Licence Agreement with PlayBox Inc. on the 12th September 2003 by which it was granted a licence to use, deal with and generally exploit the rights (but not to sell, lease or otherwise dispose of the same) in the Territory defined as Europe.

4.

The Fourth Licensor entered into a Licence Agreement with PlayBox Inc. on the 12th September 2003 by which it was granted a licence to use, deal with and generally exploit the Rights (but not to sell, lease or otherwise dispose of the same) in the territory defined as USA and Canada.

5.

The First Licensor, the Second Licensor, the Third Licensor and the Fourth Licensor have agreed that it would be commercially advantageous for each of them to join together in the appointment of one agent to exploit the rights granted to each of them under their respective License Agreements and have agreed to appoint the Agent upon the terms and conditions of this Agreement.

6.

The First Licensor, the Second Licensor, the Third Licensor and the Fourth Licensor have agreed that, wherever commercially possible or reasonable, they shall act with one voice and provide one set of instructions to the Agent but that each shall, where necessary or desirable, be able to individually to apply the terms of this Agreement to their own Territory and licence agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

In this Agreement the following words and expressions will have the following meanings:

“Business Day”	any day other than a Saturday or Sunday or statutory Bank Holiday;

“Duties	duties of the Agent in relation to the commercial exploitation of the rights as set out in the Schedule 1 to this Agreement;

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“Exploitation Forecast”	the forecasts of income and expenditure for the exploitation set out in Schedule 2 to this Agreement;

“Licensor”	any one of the First Licensor, the Second Licensor, the Third Licensor or the Fourth Licensor;

“Minimum”	the sum of £640,000;

“The Payment”	20% of the Turnover

“Period”	each calendar quarter

“Rights”	the intellectual property rights to the technology and software for the PlayBox Technology listed in Schedule 3 including all future upgrades

“Territory”	the respective territory or territories defined in each licence agreement referred to above

“Turnover”	the gross income (exclusive of VAT) from the Exploitation of the Rights.

Definitions used in this Agreement shall apply to each Licensor mutatis mutandis

2.	DUTIES OF THE AGENT

The agent will commercially exploit the Rights and will:

(i)	carry out its Duties and use its best endeavours to achieve an exploitation result in accordance with the Exploitation Forecast.

(ii)	accept and carry out work and services related to the exploitation in accordance with instructions and direction given by the Licensors for each of their territories.

(iii)

participate in at least one monthly management meeting with the Licensors or as they may direct and report the exploitation results for the month in a format directed by the Licensors or as they may direct.

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(iv)	participate as may from time to time be required in any other meeting with the Licensors or as they may direct.

(v)	accept the directors and requests from the Licensors and carry out work resulting from the directions and requests in a proper manner.

3.	PAYMENT TO THE AGENT

3.1	In consideration of the Agent carrying out the Duties and giving the warranty in clause 4, the Licensors jointly agree that the Agent shall be entitled to an aggregate sum equal to the Payment.

3.2	The Payment shall be made to the Agent within fourteen (14) Business Days of the finalisation of the Accounts of the Partnership in respect of each period.

3.3	A Certificate in writing signed by the Licensors stating the total amount due to the Agent shall in the absence of manifest error be conclusive evidence thereof.

4.	WARRANTY

(i)	The agent hereby confirms that the Exploitation Forecast is reasonable and expresses the Agent’s current expectations of turnover and Costs as a result of the exploitation of the Rights.

(ii)

The Agent warrants to the Licensors that the aggregate Turnover in any Period as a result of the Agent carrying out the Duties shall not be less than the Minimum in respect of the first thirty six (36) calendar months from the date hereof.

5.	INDEMNITY

The Agent agrees to indemnify and keep indemnified the Licensors from and against any and all losses, costs, damages, claims, demands, expenses and liabilities incurred or suffered (together with legal fees and costs incurred thereon) by the Licensors as a result of any breach by the agent or its agents, employees, licensees or customers pursuant to the terms of this Agreement provided that such liability has not been incurred by the Agent through any default by the Licensors.

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6.	NON COMPETITION

For so long as this Agreement is in existence in relation to one or more of the Licensors, the Agent undertakes and covenants with the First Licensor, the Second Licensor, the Third Licensor and the Fourth Licensor individually covenants that it will not during the subsistence of this Agreement and for a term of one year after its termination (howsoever terminated), deal with, exploit, sell, distribute or otherwise be involved or interested in, whether directly or indirectly, any software or technology which is similar to or in competition with the Rights.

7.	PROPERTY AND CONFIDENTIALITY IN THE RIGHTS

7.1	The Rights contain confidential information of the Licensors and all copyright, trademarks and other intellectual property rights in the Rights are the exclusive property of the Licensors.

7.2	The Agent shall not:

7.2.1	save as provided or agreed by the Licensors make up backup copies of the Rights;

7.2.2	reverse compile, copy or adapt the whole or any part of the Rights;

7.2.3	assign, transfer, sell, lease, rent, charge or otherwise deal in or encumber the Rights or use the Rights on behalf of any third party or make available the same to any third party

7.3	The Agent shall:

7.3.1	keep confidential the Rights and limit access to the same to those of its employees, agents and sub-contractors who either have a need to know or who are engaged in the exploitation of the Rights;

7.3.2	maintain an up to date written record of the number of copies of the Rights and their location and upon request forthwith produce such record to the Company;

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7.3.3	notify the Licensors immediately if the Agent becomes aware of any unauthorised use of the whole or any part of the Rights by any third party; and

7.3.4

without prejudice to the foregoing take all such other steps as shall from time to time be necessary to protect the confidential information and intellectual property rights of the Licensors in the Rights.

7.4

The Agent shall inform all relevant employees, agents and sub-contractors that the Rights constitute confidential information of the Licensors and that all intellectual property rights therein are the property of the Licensors and the Agent shall take all such steps as shall be necessary to ensure compliance by its employees, agents and sub-contractors with the provision of this clause 7.

8.	TERMINATION

(i)

This Agreement shall terminate in the event of either of the parties giving to the other not less than thirty (30) Business Days notice in writing at any time after the third anniversary of this Agreement.

(ii)

The Licensors, or any one of the Licensors in respect of its own rights or territories, may terminate this Agreement at any time upon giving not less than thirty (30) Business Days notice in writing at any time.

(iii)

This Agreement may be terminated forthwith by either party if the other shall convene a meeting of its creditors or if a proposal shall be made for voluntary arrangement or a proposal for any other composition scheme or arrangements with (or assignment for the benefit of) its creditors or if the other shall be unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or if a Trustee, Receiver or Administrative Receiver or similar officer is appointed in respect of all or any part of the business or assets of the other or if a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding-up of the other or for the making of an

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administration order (otherwise done for the purpose of an amalgamation or reconstruction)

(iv)

In the event of termination for whatever reason the Agent shall forthwith pass to the Licensors all documents, samples and publicity promotional and advertising material in its possession or under its control and shall forthwith cease to make any representation that it is in any way involved with the Licensors.

(v)	Termination for whatever reason shall not affect the right of the Agent to receive monies referred to in clause 3 where such monies have been earned prior to the date of termination.

(vi)	The agent agrees that it shall not be entitled to any compensation in the event of this Agreement being terminated for whatever reason.

9.	ENTIRE AGREEMENT

The parties acknowledge that this Agreement constitutes the whole agreement between the parties and shall supersede any prior agreements between the parties whether written or oral and that any such prior agreements are cancelled as at the date hereof.

10.	NO PARTNERSHIP

The parties confirm that they are not partners or joint venturers.

11.	FORCE MAJEURE

If due performance of this Agreement by either party hereto is affected in whole or in part by reason of any event, omission, accident or other matter beyond the reasonable control of such party, such party shall give prompt notice thereof to the other party and shall be under no liability for any loss, damage, injury or expense (whether direct or consequential) suffered by the other party or parties due to the affected performance. Such party shall use all reasonable efforts to avoid or overcome the causes affecting performance and shall fulfil all outstanding performance as soon as it becomes practicable to do so.

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12.	WARRANTIES AND INDEMNITIES

12.1

Each party hereby represents and warrants to the other that there are no material agreements, licences or obligations known to it what would affect this Agreement other than previously disclosed by it and that each had dealt with the other in negotiating this Agreement with good faith

12.2	Each party represents and warrants to the other that:

(i) the making and performance of this Agreement are within its powers and do not contravene any law or contractual restriction on it;

(ii) there are no pending or threatened claims, actions or proceedings which would be reasonably likely to affect materially and adversely the financial condition of the that party;

12.3

The parties undertake to each other that each of them will indemnify and keep the other indemnified from and against any and all losses, costs, claims, demands, actions or liabilities suffered or incurred directly or indirectly by the other as a result of the breach by that party of any of the warranties referred to above.

13.	NOTICES AND OTHER MATTERS

13.1

Any notice to be given pursuant to the terms of this Agreement shall be in writing delivered by hand or by first class mail or by facsimile. Any such notice shall be delivered (i) in the case of a company registered in England and Wales, to its registered office address or to such other address in England as may subsequently be notified by notice given pursuant to the terms of this clause, and (ii) in the case of an individual, or of an organisation other than a company registered in England and Wales, to an address in England notified by notice given pursuant to the terms of this clause. Any notice given shall be deemed to be given, in the case of a notice delivered by hand, on the Business Day following receipt, in the case of a notice delivered by pre-paid first class mail from England, three Business Days after posting, and in the case of a notice given by facsimile, on the first Business Day following transmission. In proving service by mail it shall be sufficient to show that the envelope containing the notice was properly addressed, stamped and posted.

13.2

No failure or delay on the part of any party to exercise any power, right or remedy under this agreement shall operate as a waiver thereof nor shall any single or partial exercise by that party of any power, right or remedy preclude any other or further exercise of any

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other power, right or remedy. The remedies of each of the parties provided by this Agreement are cumulative and are not exclusive of any remedies provided by law.

13.3

If any provision of this agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect.

The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic legal and commercial objectives of the invalid or unenforceable provision.

13.4	This agreement shall be governed by and construed in accordance with English law and shall be subject to the exclusive jurisdiction of the English Courts.

14.	ASSIGNMENT

This Agreement shall not be assigned by any party without the written consent of the others save that in the case of an assignment by one of the Licensors consent shall not be necessary from the other Licensors and the Agent shall not be entitled to unreasonably withhold or delay its consent.

15.	AGREEMENT MODIFICATION

Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorised representatives of the parties hereto.

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IN WITNESS WHEREOF the parties have executed this instrument as a deed and have delivered it upon dating it.

EXECUTED As A Deed By

HBI SALES PRIVATE LIMITED

acting by
a director and by
a director/secretary
in the presents of	/s/ Peter Wren-Hilton
Witness Signature /s/ Lone Christensen
Director
Name Lone Christensen
Address 1 Court Royal
SW15 2BJ, London
Occupation PA	Director/Secretary
EXECUTED As A Deed By
ZACAN HOLDINGS PROPRIETARY
LIMITED
acting by
a director and by
a director/secretary
in the presents of	/s/ Bob Spears
Witness Signature /s/ Lone Christensen
Name Lone Christensen	Director
Address 1 Court Royal
SW15 2BJ, London
Occupation PA	Director/Secretary
EXECUTED As A Deed By
ICT/EUROTETEC LIMITED
acting by
a director and by
a director/secretary
in the presents of	/s/ Jonathon Roper

Witness Signature	Director
Name
Address
/s/ JCL Bailey (Solicitor)

Occupation	Director/Secretary

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EXECUTED As A Deed By
MIR TECHNOLOGIES LLC
acting by
a director and by
a director/secretary

in the presents of

Witness Signature	/s/ Timothy M Cocker

Name Rebecca Poncini	Director

Address 7131 Spicer Dr

Citrus Heights, CA95621
Director/Secretary
Occupation Engr Tech

EXECUTED As A Deed By
PLAYBOX LIMITED
acting by
a director and by
a director/secretary
/s/ Dawn Tribe
In The Presents Of
Director
Witness Signature

Name Ulrik Debo	/s/ Mark Gebhard

Address 91A Breakspears Rd.	Pp Kingsland (Services) Ltd
London, SE4 1TX.
Director/Secretary
Occupation Sales

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SCHEDULE 1

The Agent’s Duties

The Agent will commercially exploit the Rights and its duties will include, but are not restricted to, the following:

(i)	carrying out its Duties and using its best endeavours to achieve an exploitation result in accordance with the Exploitation Forecast;

(ii)	accepting and carrying out work and services related to the exploitation in accordance with instructions and directions given by the Licensors;

(iii)	participating in at least one monthly management meeting with the Licensors or as they may otherwise direct and reporting the exploitation results for the month in a format directed by the Licensors;

(iv)	participating as may from time to time be required in any other meeting with the Licensors or as they may otherwise direct;

(v)	accepting the directions and requests from the Licensors or as they may otherwise direct and carrying out work resulting from the directions and requests in a proper manner;

(vi)	providing quarterly reviews of the public reactions to the Rights and a financial comparison between actual performance and results against those in the Exploitation forecast;

(vii)	discussing possible changes to the financial assumptions in sufficient time before the end of the financial year to enable budgets to be prepared for the following year;

(viii)	undertaking any other duties or activities relating to the Rights which may reasonably be requested by the Licensors.

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SCHEDULE 2

Exploitation Forecast

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SCHEDULE 3

The Rights

INTRODUCTION
The name of the company, as well as the name of the product, is PlayBox. The two founders of the company had been working together in previous businesses before starting the development of PlayBox in August 1999 and eventually forming the company in October 2001. The PlayBox technology is owned by PlayBox Inc. a company registered in Seychelles and exploitation agreements are currently in place with sales and marketing companies in Europe, India, North America and Australia.

BACKGROUND
With the continued chaos of the music industry regarding digital rights management, piracy and the inevitable loss of revenue, the founders and management team behind PlayBox has come up with a solution that addresses most of the current issues and enables the PlayBox application to bridge the gap between the consumers and the record industry. The idea is to:

•	engage partnerships with leading Record Labels and Record Stores enabling them to offer their music through a PlayBox-powered web front-end.
•	offer PlayBox to consumers as
	o	1) a stand-alone software package,
	o	2) a silent PlayBox pc, pre-installed with the PlayBox software and
	o	3) via OEM partnerships with music equipment manufactures.
•

To maximise the synergy between the Record Industry and its customers (the consumers), PlayBox will tie the parties together by making an integration between the Record Industry’s PlayBox-powered web front-end and the consumers’ PlayBox-powered hi-fi equipment.

This will allow the Record Labels and Record Stores to push the music over the counter to the customer in a ‘one-click store@ via the PlayBox user interface (given the customer’s preferences and permission) and bring the consumer closer to the music he or she likes by offering the gateway to the Record Industry’s music offerings and recommendations of music based on the listening patterns of the other consumers.

PRODUCTS AND SERVICES
PlayBox lets you transfer your existing music collection into the system. Simply insert the music CD into your PC or your PlayBox hardware and PlayBox will take care of the rest. PlayBox supports online services such as FreeDB and CDDB (services which give you all album details such as genre, tracks and in some cases front cover images and lyrics), so no typing is necessary in most cases.

The program downloads all relevant information from the Internet and stores it in the super-fast sql database. PlayBox provides a full range of editable fields, including titles, artist names, rating and additional genres. This information can be displayed while browsing or playing the music in PlayBox. PlayBox lets you to rate your albums.

Some of the highlights of the value added by PlayBox to the Record Industry:

  PlayBox brings the Record Industry closer to the consumers by offering a connection via the web and possibly via their hi-fi equipment directly.
  PlayBox offers the Record Industry a solid channel for distributing and selling their music electronically – an important step towards breaking the ‘vicious circle’ of the recent years for the Record Industry being the piracy and peer-to-peer file sharing.

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  PlayBox collects data about the consumers’ listening habits (given the permission of the individual consumer), which will give the Record Labels a unique feedback for determining the kind of music to produce in the future (not necessarily the same as the hit charts).

These highlights should be seen in relation to the highlights for the consumer:

  PlayBox is first of all a unique user interface for listening to your music as well as managing your music collection. Many people will recognise the problem of having bought hundreds of CD’s over the years – but tend to listen to the very same ten because the visual experience of the music collection is just the narrow plastic back of the jewel case in the shelves. PlayBox changes that and gives the user much more value for the money already spent.

  PlayBox can, based on the personal music rating of individual tracks and albums, recommend other music that will match the user’s taste – including music in his or her own collection. By submitting your personal ratings via the user interface, PlayBox can match that with the patterns of other listeners, stored at PlayBox-servers on the Record Industry’s side. This is the kind of added value that the Record Industry so desperately needs to turn the current ‘bad will’ around.

  PlayBox lets the user easily synchronies the music with portable devices such as mp3 players, PDA’s and the like. And when the bandwidth allows for it, the consumers can have PlayBox stream the music directly to their portable devices, thereby offering their whole music collection at their fingertips – around the World.

OPPORTUNITIES
Like it or not, the way to restore the music industry back to health is to embrace digital distribution of music via the Internet. Doing so would be difficult but far from impossible. After all, the music business has long survived by introducing new formats: the long-playing record that replaced the 78 single in the 1950s; the cassette in the 1970s; the higher-priced CD, which fueled a huge increase in sales, in the 1980s.

Now consumers are clamoring for digital distribution. They want to burn songs they like onto blank CDs or download them onto portable mp3 players for a reasonable price. But four years after Napster transformed the music distribution landscape, the industry still is not giving consumers what they want.

There are currently a handful digital services that allow consumers to download most with limited success as their platform is build with the Record Industry in mind, rather than the consumer. The only successful portal is iTunes by Apple launched April 2003. In its first month, it sold 3 million songs to a relatively small community of Macintosh users in the United States, a tiny fraction of computer users. This clearly states the huge potential in the market and the potential for PlayBox – alone for the fact that PlayBox via the hardware box also targets the consumers in the non-pc market.

SALES AND MARKETING
The sales and marketing strategy is straight forward as the Company aims to become the default music management application for consumer, record industry and the OEMs being for both computers as well as music systems. The Company will initially target the smaller independent music labels and HiFi system’s manufacturers and thereby gain some early traction that will enable to bring some of the bigger companies onboard. The main sales and marketing effort will be in Europe, but parallel with the European launch, resellers in Asia, Australia and US will be pushing the product. As only a small handful of players are operating in this space, most of which have had dubious success so far, the Company aims to become a leading provider of music management systems within the first 2 year.

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